Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

WARRANT

to purchase

276,504

Shares of Common Stock

(or Series A Preferred Stock, in certain circumstances in accordance herewith)

dated as of July 29, 2011

SWS GROUP, INC.

a Delaware Corporation

Issue Date: July 29, 2011

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the (i) Company and any of its Affiliates are not Affiliates of Hilltop Holdings Inc. or Oak Hill Capital Partners III, L.P. or any of their respective Affiliates and (ii) Hilltop Holdings Inc. and any of its Affiliates are not Affiliates of Oak Hill Capital Partners III, L.P. or any of its Affiliates.

“Applicable Period” has the meaning given to it in Section 13(F).

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within thirty (30) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company.

“Board” means the Board of Directors of the Company.

“Business Combination” means a merger, consolidation, reorganization, statutory share exchange or similar transaction.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of New York or Texas generally are authorized or required by law or other governmental actions to be closed.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Common Stock” means the Company’s common stock, par value $0.10 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Company” means SWS Group, Inc., a Delaware corporation.

“conversion” has the meaning given to it in Section 13(A).

“convertible securities” has the meaning given to it in Section 13(A).

“Credit Agreement” has the meaning given to it in the Funding Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means $5.75, subject to adjustment from time to time in accordance with Section 13.

“Expiration Time” has the meaning given to it in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting reasonably and in good faith. If the Warrantholder does not accept the Board’s calculation of Fair Market Value and the Warrantholder and the Company are unable to agree on Fair Market Value, the procedures described in Section 15 shall be used to determine Fair Market Value.

“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Funding Agreement” means the Funding Agreement, dated as of March 20, 2011 between the Company and the Investors, including all schedules and exhibits thereto.

“HOLA” means the Home Owners Loan Act, as amended, and the rules and regulations promulgated thereunder.

“HSR Act” has the meaning given to it in Section 4.

“Initial Number” has the meaning given to it in Section 13(A).

“Investor” means Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership.

“Loan” has the meaning given to it in the Credit Agreement.

“Market Price” of (A) the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on the New York Stock Exchange on such date. If the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) is not traded on the New York Stock Exchange on any date of determination, the Market Price of the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) is so listed or quoted, or if the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant Capital Stock or equity interest, other than the Series A Preferred Stock) on that date as determined by a nationally recognized independent investment banking firm retained by the Company and reasonable acceptable to the Warrantholder for this purpose and (B) the Series A Preferred Stock means the Market Price (calculated in accordance with subsection (A) of this definition) of the Common Stock into which it is convertible.

“Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and consistent with past practice.

“Ownership Limit” means at the time of determination, 24.9% of any class of securities of the Company outstanding at such time, or such level as an Investor exercising the Warrant otherwise reasonably determines would not result in such Investor being deemed to “control” the Company or any Company Subsidiary for purposes of the HOLA or the rules and regulations of the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision, as applicable, including the Change in Bank Control Act of 1978, as amended. Any calculation of a Warrantholder’s percentage ownership of the outstanding securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of the foregoing rules and regulations.

“Permitted Transactions” has the meaning given to it in Section 13(A).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“SEC” has the meaning given to it in Section 12.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Series A Non-Voting Perpetual Participating Preferred Stock of the Company.

“Shares” has the meaning given to it in Section 2.

“Subsidiary” means any entity or Person that is controlled by another entity or Person. For purposes of this definition, an entity or Person controls another entity or Person if it (i) owns, controls, or holds the power to vote 25% of any class of voting securities of such other entity or

Person, (ii) controls in any manner the election of a majority of the other entity’s or Person’s board of directors (or equivalent positions), or (3) has the power to exercise, directly or indirectly, a controlling influence over the management or policies of such other entity or Person.

“Warrantholder” has the meaning given to it in Section 2.

“Warrant” means this Warrant, issued to the Investor pursuant to the Funding Agreement.

2. Number of Shares; Exercise Price. This certifies that, for value received, Investor, its Affiliates or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of 276,504 fully paid and nonassessable shares of Common Stock, par value $0.10 per share (the “Shares”), of the Company, at a purchase price equal to the Exercise Price per Share or, in certain circumstances, to acquire from the Company shares of Series A Preferred Stock in accordance with Section 3(B) and Section 14. The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Stock,” “Series A Preferred Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise of Warrant; Term. (A) Subject to the restrictions set forth in Section 3(B) and subject to Section 13(F), the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time between the date hereof and the fifth anniversary of the date hereof (such anniversary, the “Expiration Time”), by (i) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Dallas, Texas (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (ii) payment of the Exercise Price for the Shares thereby purchased either (x) as provided in Section 2.4(b) of the Credit Agreement, in the case of a Warrantholder that is a lender thereunder, or (y) by tendering such amount in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company. If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding five (5) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(B) Notwithstanding anything herein to the contrary, the Warrant shall be exercisable by the Investor or any permitted transferee pursuant to Section 3(A) for shares of Common Stock, provided that in no event shall Investor or a permitted transferee be entitled to receive shares of Common Stock upon the exercise hereof to the extent (but only to the extent) that such receipt would cause the Investor or permitted transferee to own, or be deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit. If any delivery of shares of Common Stock otherwise deliverable to the Investor or permitted transferee pursuant to a valid exercise of this Warrant is not made, in whole or in part, as a result of the foregoing limitation, the Company shall be obligated to satisfy a portion of the Investor’s or permitted transferee’s exercise, at the request of such Investor or permitted transferee, for shares of Series A Preferred Stock in accordance with Section 14.

4. Issuance of Shares; Authorization; Listing. Certificates for Shares or Series A Preferred Stock as the case may be, issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares or Series A Preferred Stock issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares or Series A Preferred Stock so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares or Series A Preferred Stock, as the case may be, may not be actually delivered on such date. The Company will at all times reserve and keep available, in the case of Common Stock, out of its authorized but unissued Common Stock, and, in the case of the Series A Preferred Stock, out of its authorized but unissued preferred stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock and Series A Preferred Stock, as the case may be, then issuable upon exercise of this Warrant. The Company will (i) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant, including but not limited to those Shares issuable pursuant to Section 13 of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock is then listed or traded and (ii) maintain the listing of such Shares after issuance. The Company will use commercially reasonable efforts to ensure that the Shares and the Series A Preferred Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares or Series A Preferred Stock, as the case may be, are listed or traded. If an Investor or permitted transferee provides the Company with written notice that it intends to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Company shall file its own responsive notification with the Federal Trade Commission and the U.S. Department of Justice as promptly as is practicable (but in no event later than 5:00 pm, New York City time, on the fifth Business Day following receipt of such written notice), and shall otherwise reasonably cooperate with such party in connection therewith. Should the Federal Trade Commission or the U.S. Department of Justice issue to the Company any request for additional information or documentary material, the Company shall substantially comply with such request as promptly as practicable. All information provided by the Investors and the Company hereunder shall be true and complete in all material respects and shall not omit any required information.

5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares or Series A Preferred Stock shall be issued upon any exercise of this Warrant. In lieu of any fractional Share or Series A Preferred Stock to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price on the date of exercise of the Common Stock or Series A Preferred Stock less the Exercise Price for such fractional share.

6. No Rights as Shareholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. Charges, Taxes and Expenses. Issuance of certificates for Shares or Series A Preferred Stock to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8. Transfer/Assignment. A Warrantholder may transfer or assign this Warrant (a) to any Affiliate, in whole or in part without the consent of the Company or (b) to any non-Affiliate, in whole or in part with the consent of the Company, not to be unreasonably withheld, conditioned or delayed. Any transfer or assignment shall be made upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2. All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares or shares of Series A Preferred Stock. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. Rule 144 Information. The Company covenants that it will file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder (or, if the Company is not required to file such reports under the Securities Act or the Exchange Act, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Section 13 to the extent it would result in duplicative adjustments; provided, further, that, notwithstanding any provision of this Warrant to the contrary, any adjustment shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any Warrantholder and its Affiliates, collectively, being in violation of the Ownership Limit or any other applicable law, regulation or rule of any governmental authority or self-regulatory organization. Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall, at the option of the Warrantholder, (i) be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso or (ii) be effected through the right to exercise the Warrant for Series A Preferred Stock to the extent it would otherwise have been exercisable for Common Stock in excess of the adjusted amount, mutatis mutandis.

(A) Certain Issuances of Common Shares or Convertible Securities. If the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions (as defined below) or a transaction to which subsection (B) of this Section 13 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than 90% of the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities) then, in such event:

(1) the number of Shares issuable upon the exercise of this Warrant immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (a) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Company outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (b) the denominator of which shall be the sum of (I) the number of shares of Common Stock outstanding on such date and (II) the number of shares of

Common Stock which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities); and

(2) the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant immediately after the adjustment described in clause (1) above.

For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of the net offering price (including the Fair Market Value of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall mean issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets, (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Board, (iii) in connection with a public or broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by the Company or its affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital raising transactions by comparable financial institutions and (iv) in connection with the exercise of preemptive rights on terms existing as of the Issue Date. Any adjustment made pursuant to this Section 13(A) shall become effective immediately upon the date of such issuance.

(B) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(C) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets or cash (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(B)), or (iv) of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Common Stock outstanding on such record date multiplied by the Exercise Price per Share on such record date, less (2) the cash or Fair Market Value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of Common Stock outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, cash, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of shares of Common Stock issuable upon the exercise of this Warrant shall be made pursuant to this Section 13(D).

(E) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), any Shares issued or issuable upon exercise of this Warrant after the date of such Business

Combination or reclassification shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to the consummation of such Business Combination or reclassification would have been entitled upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(F) Loan Prepayment. For 30 consecutive days following the receipt of a written principal prepayment notice from the Company in accordance with the Credit Agreement (the “Applicable Period”), the Warrantholder shall have the right to exercise all or a portion of this Warrant and to apply all or a portion of such prepayment proceeds towards the aggregate Exercise Price; provided, that the Applicable Period shall be extended for a maximum of an additional 90 days in order to comply with applicable laws and regulations including the expiration or termination of any waiting period under the HSR Act applicable to the exercise of this Warrant. Subject to actual receipt by the Warrantholder of the cash prepayment amount in accordance with the Credit Agreement, on the 31st consecutive day following receipt of the Company’s written principal prepayment notice in accordance with the Credit Agreement (or the 121st consecutive day following such receipt if the Applicable Period has been extended in accordance with the proviso in the immediately preceding sentence), such Warrantholder’s Warrant will expire with respect to a number of Shares equal to the excess (if any) of (i) that number of Shares that such Warrantholder would have received upon applying the entire principal prepayment amount received by such Warrantholder towards the exercise of this Warrant over (ii) that number of Shares with respect to which such Warrantholder exercised this Warrant during the Applicable Period.

(G) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, respectively, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, respectively, or more.

(H) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(I) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in this Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(J) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(I), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(K) No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(L) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock or Series A Preferred Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(M) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

14. Exercise for Series A Preferred Stock. To the extent provided herein, the Warrantholder may exercise all or any part of this Warrant for a number of shares of Series A Preferred Stock that would be convertible in accordance with the terms thereof into that number of shares of Common Stock it would otherwise be entitled to receive in accordance with Section 3; provided that the Company shall pay cash to the Warrantholder in lieu of any fractional shares of Series A Preferred Stock.

15. Contest and Appraisal Rights. Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be. If the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders) shall disagree with such determination and shall, by notice to the Company given within fifteen (15) days after the Company’s notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with this Section 15. In the event that a determination of Market Price, or Fair Market Value (if such determination solely involves Market Price), is disputed, such dispute shall be submitted, at the Company’s expense, to a New York Stock Exchange member firm selected by the Company and reasonably acceptable to the Warrantholder, whose determination of Market Price or Fair Market Value, as the case may be, shall be binding on the Company and the Warrantholder. In the event that a determination of Fair Market Value, other than a determination solely involving Market Price, is disputed, such dispute shall be resolved through the Appraisal Procedure.

16. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of the State of Delaware and for all purposes shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to conflict of laws principles.

17. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party, as determined by the trier of the facts, shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

18. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

19. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

If to the Company, to:

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270
Attn:	General Counsel
Facsimile:	(214) 859-6020

with copies to (which copy alone shall not constitute notice):

Andrews Kurth, LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attn:	Ronald L. Brown
Facsimile:	(214) 659-4819

If to the Warrantholder.:

Oak Hill Capital Partners
65 East 55th Street, 32nd Floor
New York, New York 10022
Attn:	Douglas Kaden
Facsimile:	(212) 527-8450

with copies to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:	Lee Meyerson
Elizabeth A. Cooper
Facsimile:	(212) 455-2502

20. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

21. Other Matters. The Company agrees that as between the Company and the Investors, all determinations and interpretations relating to the Ownership Limit shall be made solely by the Investors. Each Investor agrees to (x) notify the other Investor of its intent to exercise its respective Warrant in whole or in part no later than five Business Days in advance of delivering a Notice of Exercise to the Company and (y) to the extent that the exercise of a Warrant by the Investor providing such notice, together with the exercise of a Warrant, if any, by the Investor receiving such notice, would cause either Investor to own, or be deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit, each Investor will be entitled to exercise its respective Warrant for a pro rata share (based on the number of Shares owned by such Investor on an as-converted basis relative to the total number of Shares owned by all Investors exercising Warrants on an as-converted basis) of the aggregate securities for which the outstanding Warrants may be exercised without causing either Investor to own, or to be deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit. References to each Investor in the preceding sentence include such Investor’s permitted transferees.

22. Entire Agreement. This Warrant and the forms attached hereto, together with the Funding Agreement, the Investor Rights Agreement and Credit Agreement and the schedules and exhibits thereto, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated: July 29, 2011

SWS GROUP, INC.

By:	/s/ James H. Ross
	Name:	James H. Ross
	Title:	Chief Executive Officer

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:	/s/ Steven B. Gruber
Name: Steven B. Gruber
Title: Managing Partner

[Signature Page to Warrant]

[Form Of Notice Of Exercise]

Date:

TO:	SWS Group, Inc.

RE:	Election to Subscribe for and Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below. If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.

Number of Shares of Common Stock:

Number of Shares of Series A Preferred Stock:

Method of Payment of Exercise Price:

Name and Address of Person to be
Issued New Warrant:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]